UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      March 31, 2008

W. R. GRACE & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13953	65-0773649
(Commission File Number)	(IRS Employer Identification No.)

7500 Grace Drive Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

(410) 531-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W. R. GRACE & CO.

FORM 8-K

CURRENT REPORT

Item 1.01.              Entry into a Material Definitive Agreement.

As of April 1, 2001, W. R. Grace & Co. and those of its subsidiaries that are currently pursuing reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Company”) entered into a debtor-in-possession post-petition loan and security agreement (the “DIP Facility”) with Bank of America, N.A., as administrative agent for a syndicate of lenders (the “Agent”) providing for up to $250 million of revolving loans and face amount of letters of credit.  The DIP Facility was subsequently extended by amendments through April 1, 2008.

As of March 31, 2008, the Company entered into Amendment No. 6 (the “Amendment”) to the DIP Facility with the Agent that reduces the amount of revolving loans and face amount of letters of credit permitted to a maximum of $165 million, and extends the expiration date of the DIP Facility to the earlier of April 1, 2010 or the Company’s emergence from Chapter 11.  The Amendment also permits the increase of commitments of existing lenders and/or commitments by new lenders up to an aggregate maximum of $250 million.  The Amendment has been approved by the bankruptcy court supervising the Company’s Chapter 11 case.  This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as an exhibit to this Report.

As of March 31, 2008, the Company has no revolving loans and $61.4 million of standby letters of credit issued and outstanding under the DIP Facility.  These letters of credit and other holdback provisions under the DIP Facility, as amended by the Amendment, reduce the aggregate unused availability for revolving loans and letters of credit to $103.6 million.  The letters of credit were issued mainly for trade-related matters such as performance bonds, as well as certain insurance and environmental matters.

Item 9.01.                                          Financial Statements and Exhibits

(c)  Exhibits

4.1                                 Amendment No. 5 to Post-Petition Loan and Security Agreement

4.2                                 Amendment No. 6 to Post-Petition Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Mark A. Shelnitz
Mark A. Shelnitz
Secretary

Dated: April 1, 2008